

                           Covanta Energy Corporation
         Ratio of Earnings to Fixed Charges and Preferred Share Dvidends
                                     (000s)

                                                 6 Mos. Ended
                                                   June 2001      2000         1999         1998        1997         1996


EARNINGS
Income (Loss) from continuing operations             23,873     (85,621)     (36,290)      37,248      36,787       39,081
Adjustments for:
  Income taxes                                       16,764     (34,149)      (6,917)      21,557      21,715       27,255
  Minority interests                                  3,027       4,781        6,176        4,053       1,823       (1,083)
  Equity income in equity investees                 (12,036)    (24,088)     (13,005)     (19,340)     (1,784)      (3,569)
                                               ----------------------------------------------------------------------------
                                                     31,628    (139,077)     (50,036)      43,518      58,541       61,684

  Fixed charges                                      82,227     162,319      154,433      154,331     150,199      154,609
  Amortization of capitalized interest                1,100       2,199        2,199        2,199       2,199        2,199
  Distributed income of equity investees             20,033             9,459 12,459        8,479      45,749            -
                                               ----------------------------------------------------------------------------
   Total                                            134,988      34,900      119,055      208,527     256,688      218,492
                                               ----------------------------------------------------------------------------
  Less:
  Capitalized interest                                1,639       2,285        3,158        2,590       1,775          485
  Minority interest of subs w/o fixed charges           472         669        2,058          988
                                               ----------------------------------------------------------------------------
   Total Earnings                                   132,877      31,946      113,839      204,949     254,913      218,007
                                               ----------------------------------------------------------------------------


FIXED CHARGES
  Interest expense                                   20,738      44,843       35,487       32,597      29,661       30,715
  Interest expense included in debt service          45,706      86,090       90,430       96,939      98,653      103,361
  Amortization of bond issuance costs                 2,982       7,204        6,564        7,616       6,997        7,201
  Amortization of deferred financing costs :
   OFS Equity co.                                        58         108          107          114         108          108
   Ogden Energy                                         433         750          587          365
  Capitalized interest                                            2,285        3,158        2,590       1,144
  Capitalized interest included in debt service       1,639                                               631          485
  Interest factor of operating lease expense:
                                               ----------------------------------------------------------------------------
         Rental expense                              32,013      63,117       54,301       42,331      39,015       38,217
                                               ----------------------------------------------------------------------------
          1/3 of Rental expense                      10,671      21,039       18,100       14,110      13,005       12,739

                                               ----------------------------------------------------------------------------
TOTAL FIXED CHARGES                                  82,227     162,319      154,433      154,331     150,199      154,609
                                               ----------------------------------------------------------------------------


PREFERRED DIVIDENDS                                      54          97          169          219         237          277
                                               ----------------------------------------------------------------------------

TOTAL FIXED CHARGES & PREFERRED DIVIDENDS            82,281     162,416      154,602      154,550     150,436      154,886
                                               ----------------------------------------------------------------------------

RATIO OF EARNINGS TO FIXED CHARGES               1.61597772 0.196809985   0.73714224  1.327982652 1.697168423  1.410053748
                                               ============================================================================

RATIO OF EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED DIVIDENDS              1.614925586 0.196692773  0.736338776  1.326102212  1.69449321  1.407535333
                                               ============================================================================


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